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                                                                     EXHIBIT 4.1

Informal Translation of the Articles of Association of Madge Networks N.V., established at Amsterdam, in force as of November 22, 2001.




Chapter I.
Definitions.
Article 1.
In the articles of association the following expressions shall have the following meanings:

     a. the general meeting: the body of the company formed by shareholders, and other persons entitled to vote;

     b. the general meeting of shareholders: the meeting of shareholders, and other persons entitled to attend the general meetings;

     c. the Board: the combined board consisting of both the members of the management board and of the supervisory board;

     d. the distributable part of the net assets: that part of the company's net assets which exceeds the aggregate of the part of the capital which has been paid and called up and the reserves which must be maintained by virtue of the law;

     e. the annual accounts: the balance sheet and profit and loss account with the explanatory notes;

     f. the accountant: a register accountant or other accountant referred to in Section 393 of Volume 2 of the Civil Code;

     g. the annual meeting: the general meeting of shareholders held for the purpose of discussion and adoption of the annual accounts;

Chapter II
Name, seat, objects.
b.    Name and seat.
The name of the company is: MADGE NETWORKS N.V.
The official seat of the company is in Amsterdam.

Article 3. Objects.

1.   The objects of the company are:

     - to incorporate, to manage, to finance, to acquire companies, businesses and enterprises, to enter into joint ventures and partnerships in general, and in particular in the field of the manufacturing and sales of computer hardware, computer networks and computer software;

     - to be engaged in the research and development of computers, computer networks, and computer software and related products or systems;

     -   to render computer services;

     - to lend and to borrow and raise funds, including the issuance of bonds and notes, term papers, to enter into hedging contracts and currency-trading;

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     -   to collect debts for affiliated companies, and to be engaged in commission-trade, and to act as factoring company;

     - to issue guarantees and to charge and pledge its assets for obligations and commitments of itself or affiliated companies and third parties;

     - to trade and to manage and exploit patents, trade marks, know how and industrial property rights;

     - to perform any and all activities of industrial, financial or commercial nature.

2.   The company may establish branches within and outside the Netherlands.

Chapter III
Capital and shares. Register.

c.   Authorized capital.

1.   The authorised capital amounts to forty-five million euro
     (EUR 45,000,000.-).

2. The authorised capital is divided into one hundred million (100,000,000) shares of forty-five eurocent (EUR 0.45) each, of which ninety-six million (96,000,000) common shares ("Common Shares"), two million (2,000,000) preferred A-shares ("Preferred A-Shares") and two million (2,000,000) preferred B-shares ("Preferred B-Shares").

3. Anything provided for in these articles with regard to the shares of shareholders shall be applicable to Common Shares, Preferred A-Shares, Preferred B-Shares, or the holders thereof unless it is explicitly otherwise provided.

4. Each outstanding Preferred A-Share and/or Preferred B-Share may be converted by the holder thereof into a Common Share on such terms and conditions as shall be agreed between the Company and the Shareholder concerned. At conversion the Preferred A-Share respectively Preferred B-Share concerned shall acquire all characteristics of a Common Share. Conversion shall not take place if and insofar the number of outstanding Common Shares would exceed the number of Common Shares referred to in article 4 paragraph 2.

5. All shares are to be registered shares. At the option of the shareholder sharecertificates shall be issued.

6. If sharecertificates are issued, shareholders have the choice between simple sharecertificates and multiple sharecertificates or a combination thereof. Multiple sharecertificates shall represent such number of shares as the management board shall determine, and these sharecertificates are exchangeable at the request of a shareholder for simple sharecertificates and vice versa, provided always for the same aggregate nominal value; any such exchange shall be free of charge.

7. Sharecertificates shall be signed by a member of the management board either by an original signature or by a facsimile signature.

8. At a request in writing by the party concerned duplicates may be issued for sharecertificates or parts thereof which have been mislaid or damaged, on such conditions as the management board shall determine. The cost of the issuance of duplicates may be charged to the applicant. By the issuance of duplicates the originals will become void vis-a-vis the company. Duplicates will bear the numbers and letters of the documents they replace.

Article 5.  Register of shareholders.

1. The management board shall keep a register in which the names and addresses of all shareholders are to be entered with a note of the date of acquisition by the shareholder, the date of the acknowledgement of the transfer by, or the service of the transfer upon the company, and of the amount paid on each share, and the class of the shares.

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2.   Also the names and addresses of those who have a usufruct or a pledge in shares shall also be entered in the register, with a note of the date at which they acquired that right, and of the date of acknowledgement by or of the service upon the company, and of the rights which accrue to them according to paragraphs 2 and 4 of articles 88 and 89 of Volume 2 of the Civil Code.

3. Each shareholder, each beneficiary of a usufruct and each pledgee is required to give written notice of his address to the company.

4. Finally there shall also be recorded in the register every release from liability which has been granted in respect of payments on shares not yet made together with, if partly paid shares have been transferred, the date of the transfer.

5. The register shall be kept accurate and up to date. All entries and notes in the register shall be signed by a member of the management board.

6. On application by a shareholder, a beneficiary of a usufruct or a pledgee, the management board shall furnish an extract from the register, free of charge, insofar as it relates to his rights in a share. If a usufruct or a pledge has been created in the share, the extract shall state to whom the rights referred to in article 11, paragraphs 1 and 2 accrue. The extract is not negotiable.

7. The management board shall make the register available at the company's office for inspection by the shareholders, the beneficiaries of a usufruct and the pledgees to whom the rights referred to article 11, paragraphs 1 and 2 accrue. The details of the register with respect to shares not fully paid up shall be available for inspection by any person; copies of or extracts from these details shall be provided at a charge not exceeding the cost.

Chapter IV
Issuance of shares. Own shares.

Article 6. Issuance of shares. Body competent to issue shares. Conditions of issuance. Rights of pre-emption.

1. The issuance of shares may only be effected pursuant to a resolution of the general meeting, insofar as the general meeting has not designated another body of the company in this respect for a fixed period of time not exceeding five years and furthermore with due observance of the formalities as provided for by article 86 Volume 2 Civil Code.

2. A resolution for the issuance of shares shall stipulate the price and further conditions of issuance.

3. On the issuance of Common Shares each holder of Common Shares shall have a right of pre-emption in proportion to the aggregate nominal value of his Common Shares, subject to due observance of the relevant limitations set by law. No preemptive rights shall exist with regard to Preferred Shares, and the holders of Preferred Shares shall have no preemptive rights on Common Shares to be issued.

4. Holders of Common Shares shall have a similar right of preemption if options are granted to subscribe to Common Shares.

5. The right of pre-emption may, subject to due observance of the relevant provisions of the law, be limited or excluded by the general meeting or by another body of the company designated in this respect by resolution of the general meeting for a fixed period of time not exceeding five years.

Article 7. Approval for issuance of shares.

In case the general meeting has not designated the Board as the body of the company authorized to issue shares, any resolution to issue shares and to limit or to exchange the right of pre-emption shall require prior approval by the Board.

Article 8. Payment for shares./Redemption.

1. The full nominal amount of each share must be paid in on issue, as well as, if a share is subscribed for at a higher price, the balance of these amounts. It may be stipulated that a part of


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     the nominal value, not exceeding three quarters thereof, need only be paid after the company has made a call therefor.

2. Payment for a share must be made in cash insofar as no other manner of payment has been agreed on. Payment in foreign currency can be made only after approval by the company.

3. As long as the statutory requirements concerning minimum capital are being observed, the general meeting may resolve to decrease the issued capital by purchasing shares and subsequent cancellation thereof or by reducing the nominal value of the shares by amending the articles of association.

Article 9. Own shares.

1. When issuing shares the company shall not be entitled to subscribe for its own shares. Furthermore the acquisition by the company of shares in its capital which are not fully paid up shall be null and void.

2. The company shall be entitled to acquire its own fully paid up shares or depositary receipts in respect thereof, provided either no valuable consideration is given or provided that:

     a. the distributable part of the net assets is at least equal to the purchase price; and

     b. the nominal value of the shares or the depositary receipts in respect thereof to be acquired by the company itself, already held by the company or pledged for the benefit of the company, or which are held by a subsidiary, does not exceed one tenth of the issued share capital.

3. The validity of the acquisition shall be determined by the amount of the net assets according to the latest balance sheet adopted decreased by the consideration for shares in the company's capital or depositary receipts in respect thereof and distributions of profits or to the charge of any reserve to third parties which have fallen due by the company and its subsidiaries after the balance sheet date. If more than six months of a financial year have lapsed in which the annual accounts have not been adopted, any acquisition in conformity with paragraph 2 shall not be permitted.

4. Acquisition for valuable consideration shall be permitted only if the general meeting has authorized the management board in this respect. Such authorization shall be valid for a period not exceeding eighteen months. The general meeting shall stipulate in the authorization how many shares or depositary receipts in respect thereof may be acquired, how they may be acquired, and between what limits the price must be.

     However no authorization shall be required, insofar as the articles permit the company to acquire its own shares for the purpose of transferring the same to employees of the company or of a group company under a scheme applicable to such employees. Such shares must be officially listed on an exchange.

5. An acquisition of shares in contravention with paragraphs 2-4 shall be void. Depositary receipts in respect of shares acquired by the company in contravention to paragraphs 2-4 shall be transferred to the joint members of the management board by operation of law.

6. The transfer of own shares or depositary receipts in respect thereof held by the company shall be effected by virtue of a resolution of the general meeting or of another body of the company designated for this purpose by the general meeting. The resolution to such transfer shall also stipulate the conditions thereof.

7. The company may not exercise the voting rights in respect of shares in its own capital held by the company or in respect of which the company has a usufruct or a pledge. The beneficiary of a usufruct or a pledgee in respect of a share held by the company itself shall not be entitled to exercise the voting rights in respect of that share either if the usufruct or the pledge has been

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     created by the company. No votes may be cast in respect of shares of which the depositary receipts are held by the company. The provisions of this paragraph shall apply correspondingly to shares or depositary receipts in respect thereof held by subsidiaries of the company or in respect of which they hold a usufruct or a pledge.

8. The company may not grant loans, provide collateral, guarantee the price, otherwise guarantee or otherwise bind itself jointly and severally with or for third parties, for the purpose of the subscription or acquisition by third parties of shares in its own capital or of depositary receipts issued therefor.

     This prohibition shall not apply if shares or depositary receipts are acquired by or for the account of employees of the company or of a group company. Such shares or depositary receipts must be officially listed on an exchange.

9. In establishing whether a certain part of the capital is represented or whether a majority represents a certain part of the capital, the shares in respect of which no votes may be cast, shall be left out of consideration.

10. The company may take its own shares or depositary receipts in respect thereof as pledge only if:

     a.  the shares to be pledged are fully paid up;

     b. the aggregate nominal value of the shares and depositary receipts in respect thereof to be pledged and already held or held in pledge does not exceed one tenth of the issued capital, and

     c.  the general meeting has approved the pledge agreement.

Chapter V.
Transfer of shares. rights "in rem".
Article 10. Transfer of shares.

1. The transfer of shares and the creation and the transfer of a limited right thereon shall take place in accordance with the thereto applicable provisions of the law.

2. Also the allotment of shares on the partitioning of any joint property shall take place with due observance of the applicable formalities for transfer of shares.

Article 11. Usufruct ("vruchtgebruik"). Pledging ("pandrecht").

1. The shareholder shall have the voting rights in respect of the shares in which a usufruct has been created. However, the voting rights shall accrue to the beneficiary of a usufruct if it was so provided for at the creation of the usufruct and this provision, as well as in case of the transfer of the usufruct, the transfer itself has been approved by the general meeting. The shareholder who holds no voting rights and the beneficiary of a usufruct who does hold voting rights, shall have the rights which the law attributes to holders of depositary receipts issued with the company's co-operation. The rights referred to in the preceding sentence shall not accrue to the beneficiary of the usufruct who holds no voting rights.

2. The shareholder shall have the voting rights in respect of the shares which are pledged. However, the voting rights shall accrue to the pledgee if it was so provided for at the creation of the pledge, and that provision has been approved by the general meeting. If the pledgee with voting rights shall be replaced by another pledgee, the latter shall acquire only the voting rights after approval thereof by the general meeting. The pledgee without voting rights shall not have the rights which the law attributes to holders of depositary receipts issued with the company's co-operation.

3. The shareholder shall have the rights resulting from the share relating to the acquisition of shares, it being understood that he shall have to compensate the beneficiary of the usufruct for the value of these rights insofar as the latter is entitled thereto by virtue of his usufruct.

Article 12. Capital reduction.


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1.   The general meeting can, but only on the proposal of the Board, resolve, having regard to what is provided for in the law, to reduce the issued share capital.

2. The capital reduction can only take place with respect either to the Preferred A-Shares the Preferred B-shares, or to the Common Shares, or any combination thereof. The capital reduction can only take place in proportion to the relevant shares, for and insofar as it was not achieved by the consent of all the relevant shareholders.

Chapter VI
Management
Article 13. Management board.

The management of the company shall be constituted by a management board, consisting of one or more members.

Article 14. Appointment. Remuneration.

1. The general meeting shall appoint the members of the management board for a limited or unlimited period of time.

2. The Board shall determine the remuneration and further conditions of employment for every member of the management board, and may grant managing directors the titles of Chief Executive Officer, President, and such other titles as it may deem appropriate.

Article 15. Suspension and dismissal.

1. A member of the management board may at any time be suspended or dismissed by the general meeting.

2. A member of the management board may at any time be suspended by the supervisory board. Such suspension may be discontinued by the general meeting at any time.

3. Any suspension may be extended one or more times, but may not last longer than three months in the aggregate. If at the end of that period no decision has been taken on removal of the suspension or dismissal, the suspension shall cease.

Article 16. Duties of the management board. Decision making process. Allocation of duties.

1. Subject to the restrictions imposed by these articles of association, the management board shall be entrusted with the management of the company.

2. The management board may lay down rules regarding its own decision making process. These rules shall be subject to the approval of the Board.

3. The management board may determine which duties in particular each member of the management board will be charged with.

     The allocation of duties shall be subject to the approval of the Board.

Article 17. Representation.

1. The management board shall be authorized to represent the company. The power to represent the company is also vested in the President (if any) acting alone, or in any two members of the management board, acting jointly.

2. The management board may appoint officers of the company with general or limited power to represent the company. Each of those officers shall be authorized to represent the company with due observance of any restrictions imposed on him.

     The management board may grant officers the title of Vice-President or such other titles as it may deem appropriate.


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3.   In the event of a conflict of interest between the company and a member of the management board, the company shall be represented by such member of the Board as the Board shall designate for this purpose. The general meeting shall at all times be competent to designate one or more other persons for this purpose.

Article 18. Approval of management resolutions.

1. The management board shall act on the instructions of the Board concerning the general policy of the company for financial, social and economic matters to follow.

2. The Board is entitled to require such resolutions of the management board to be subject to its approval as it shall decide. Such resolutions shall be clearly specified and notified to the management board in writing.

3. All resolutions of the management board shall be approved by an absolute majority of the votes cast.

4. The management board may also take resolutions without recourse to a meeting, provided the text of the proposed resolution is sent to all members of the management board and they all agree in writing, by facsimile transmission or e-mail, upon this way of taking resolutions. The management board shall draw up a record of a resolution of this sort with the received answers attached.

Article 19. Absence or prevention.

If a member of the management board is absent or is prevented from performing his duties, the remaining members or member of the management board shall be temporarily entrusted with the entire management of the company. If all members of the management board or the sole member of the management board are absent or are prevented from performing their duties, the management of the company shall be temporarily entrusted to the supervisory board which shall then be authorized to entrust the management temporarily to one or more persons, whether or not from among its members.

Chapter VII.
Supervisory board.
Article 20. Number of members.

The company shall have a supervisory board, consisting of one or more members to be determined by the supervisory board.

Article 21. Appointment.

1. Members of the supervisory board shall be appointed by the general meeting, with due regard to the following sentence. The supervisory board shall furthermore be authorised to appoint one or several members provided that the number of members appointed by the supervisory board may never exceed one third of the total number of members of the supervisory board.

     A member of the supervisory board appointed by the supervisory board shall serve for a period ending on the day of the next general meeting of shareholders held after the appointment.


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2.   No person who has reached the age of seventy-two (or such higher or lower maximum age as may from time to time be established by law) may be appointed as a supervisory board member.

3. When the appointment of a supervisory board member to be appointed by the general meeting is proposed the candidate's age and profession shall be stated as well as the number of shares held by him in the company and the offices he holds or has held insofar as they are of importance in connection with the performance of the duties of a member of the supervisory board. Furthermore it shall be stated which companies he is already associated with as supervisory board member; if they include companies belonging to one and the same group, an indication of the group shall suffice. The proposal for the appointment shall state the reasons.

Article 22. Suspension and dismissal. Retirement.

1. Every member of the supervisory board appointed by the general meeting may be suspended or dismissed by the general meeting at any time. A member of the supervisory board appointed by the supervisory board may be suspended or dismissed by the supervisory board at any time.

2. Every member of the supervisory board shall retire no later than on the day on which the annual meeting is held in the financial year in which he reaches the age of seventy-two (or such higher or lower maximum age as may from time to time be established by law).

3. The supervisory board members shall retire periodically in accordance with a retirement plan to be drawn up by the supervisory board. Every member thus retiring may be re-elected as long as he has not reached the maximum age limit established by law.

Article 23. Remuneration.

The Board shall determine the remuneration for every member of the supervisory board.

Article 24. Duties and powers.

1. It shall be the duty of the supervisory board to supervise the management of the management board and the general course of affairs in the company and in the business connected with it. It shall assist the management board with advice. In performing their duties the supervisory board members shall act in accordance with the interests of the company and of the business connected with it.

2. The management board shall supply the supervisory board in due time with the information required for the performance of its duties.

3. The supervisory board shall have access to the buildings and premises of the company and shall be authorized to inspect the books and records of the company. The supervisory board may designate one or more persons from among its members or an expert to exercise these powers. The supervisory board may also in other instances be assisted by experts.

4. Whenever the supervisory board shall meet, the members of the management board shall be invited to attend.

5. All resolutions of the supervisory board shall be approved by an absolute majority of the votes cast.

6. The supervisory board is authorised to appoint one of its members as designated member of the supervisory board. The designated member of the supervisory board shall be charged with the task to exercise intensive supervision over the management of the management board, and to consult with the members of the management board on a regular basis, if and when this is required or beneficial to the company, with due regard to the provisions of these articles and the law relating to the supervisory board as a body of the Company.

Article 25. The Board. Constitution. Proceedings.

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1.   The Board shall consist of the members of the management board and of the supervisory board qualitate qua.

2. The Board shall elect a chairman from among its members, and a deputy chairman who shall take the place of the chairman in the latter's absence. It shall appoint a secretary, who need not be a member of the Board, and make arrangements for his substitution in case of absence.

     In the absence of the chairman and the deputy chairman at a meeting, the meeting shall itself designate a chairman.

3. The Board shall meet whenever the chairman, or two other Board members, deem(s) such necessary.

4. All resolutions of the Board shall be adopted by a majority of the votes cast.

     Subject to paragraph 8 of article 24, resolutions of the Board shall only be valid if passed at a meeting at which the majority of the Board members are present or represented.

5. The secretary shall keep minutes of the proceedings at meetings of the Board. The minutes shall be adopted in the same meeting or in a following meeting of the Board and shall be signed by the chairman and the secretary as evidence thereof.

6. The Board may delegate any of its powers to committees consisting of such member or members of its body as it thinks fit. Any committee so formed shall in the exercise of the power so delegated conform to any regulations that may be imposed on it by the Board.

7. The Board may draw up its own charter, which will regulate the formalities for meetings of the Board to be observed, in addition to the foregoing provisions.

8. The Board may also adopt resolutions without a meeting, provided the proposal concerned is submitted to all Board members and none of them objects to this manner of adopting resolutions.

     The secretary shall draw up a report regarding a resolution thus adopted and shall attach the replies received to the report, which shall be signed by the chairman and the secretary.

Chapter VIII.
Annual Accounts. Profits.

Article 26. Financial year. Drawing up the annual accounts. Deposition for inspection.

1.   The financial year of the company shall be the calendar year.

2. Annually, and not later than five months after the end of the financial year, the management board shall draw up the annual accounts, unless by reason of special circumstances this term is extended by the general meeting.

3. Within the period referred to in paragraph 2 the annual accounts shall be deposited for inspection by the shareholders at the office of the company. Within this period of time the management board shall also submit the annual report. The statement of the accountant as mentioned in article 27 and the additional information required by virtue of the law shall be added to the annual accounts.

4. The annual accounts shall be signed by all the members of the management board; if the signature of one or more of the members is lacking, this shall be stated and reasons given.

Article 27. Accountant.

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1.   The general meeting shall appoint an accountant to audit the annual accounts.

2. Such appointment shall be made by the general meeting. If the latter fails to do so, the supervisory board shall be competent or, in the absence of the supervisory board members or in the event the supervisory board fails to do so, the management board. The appointment of an accountant shall not be limited by virtue of any nomination; the appointment may at all times be revoked by the general meeting and by those who made the appointment; furthermore an appointment made by the management board may be revoked by the supervisory board.

3. The accountant shall produce a report on his audit examination to the supervisory board and the management board.

4. The accountant shall give the results of his investigations in a declaration as to the faithfulness of the annual accounts.

5. The provisions of the preceding paragraphs need not be applied if the company is exempt from the obligation referred to in paragraph 1 by virtue of the law.

 Article 28. Submission to the supervisory board.

1. The management board shall submit the annual accounts to the supervisory board.

2. The annual accounts shall be signed by the members of the supervisory board; if the signature of one or more of them is lacking, this shall be stated and reasons given.

3. The supervisory board shall present a report on the annual accounts to the general meeting.

 Article 29. Adoption.

1. The company shall ensure that the annual accounts, the annual report, the report of the supervisory board and the information to be added by virtue of the law are held at its office as from the day on which the annual meeting is convened. Shareholders, and beneficiaries of a usufruct or a pledge in shares to whom the right to vote the shares accrue, may inspect the documents at that place and obtain a copy thereof, free of charge.

2. The general meeting shall adopt the annual accounts. The annual accounts may not be adopted in the event that the general meeting has been unable to inspect the auditor's statement referred to in article 27, paragraph 4, unless a legal ground is given in the information required to be added by law for the lack of the auditor's statement referred to in article 27, paragraph 4.

3. The provisions of these articles of association regarding the annual report and the information to be added by virtue of the law need not be applied if the company is a member of a group and all other relevant requirements of the law have been met.

 Article 30. Publication.

1. The company shall publish the annual accounts within eight days following the adoption thereof. The publication shall be effected by the deposit of a complete copy in the Dutch language or, if such copy was not drawn up, a copy in the French, German or English language, at the offices of the Trade Register in whose district the company has its official seat according to these articles of association. The date of the adoption must be stated on the copy.

2. If the annual accounts are not adopted within seven months of the termination of the financial year in accordance with the legal requirements then the management board shall without further delay publish the prepared annual accounts in the manner prescribed in paragraph 1; it shall be noted on the annual accounts that they have not yet been adopted.

3. In the event that the general meeting shall have extended the period for the preparation of the annual accounts in accordance with article 26 paragraph 2, then the last preceding paragraph shall apply with effect from the date falling two months from the termination of such period.

4. A copy of the annual report produced in the same language or in Dutch shall, together with the additional information required by virtue of the law, be published at the same time and in the


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     same manner as the annual accounts. Insofar as the law permits the foregoing shall not apply if copies of those documents are held at the office of the company for inspection by any person and upon request full or partial copies thereof are supplied at a price not exceeding the cost; the company shall make an official return thereof for filing in the Trade Register.

5. The publication shall be effected with due observance of the applicable legal exemptions.

Article 31. Profit. Dividend.

1. From the profits appearing from the annual accounts as adopted, such an amount shall be retained by the company as shall be determined by the Board. The profits remaining thereafter shall be treated in accordance with the provisions of the following paragraphs of this article.

2. Dividends may be paid only up to an amount which does not exceed the amount of the distributable part of the net assets.

3. Dividends can only be paid after adoption of the annual accounts from which it appears that payment of dividends is permissible.

4. From the profits remaining, after the reservation following paragraph 1, and available for distribution, first a non-cumulative cash dividend at the rate of eight percent (8%) of the of the aggregate of the nominal value of the Preferred A-Shares respectively B-Shares and the share-premium paid thereon shall be made on the Preferred A-Shares respectively B-Shares, less the interim distributions made (if any) by the Board in anticipation of the final dividend. The aforesaid rate of dividend can be adjusted by an unanimous resolution of all shareholders entitled to vote. The aforesaid distribution on the Preferred A-Shares respectively B-Shares shall not take place in the event that all holders of those Shares unanimously so decide.

5. The profits remaining after the distribution referred to in paragraph 4 are at the disposal of the general meeting for distribution on the Common Shares equally and proportionally and/or for reservation.

6. In anticipation of final dividends, the Board may resolve to pay an interim dividend provided the requirement of the second paragraph has been complied with as shown by interim accounts drawn up in accordance with the provision of the law.

7. Upon proposal by the Board, the general meeting may, subject to due observance of the provision of paragraph 2, resolve to make distributions to the charge of any reserve which need not be maintained by virtue of the law, and/or to make distributions not in cash but in kind.

Article 32. Date on which distributions become payable.

1. The date on which dividends and other payments become payable shall be announced in accordance with article 43.

2. The claim of the shareholder for payment shall be barred after five years have elapsed.

Chapter IX.
General meetings of shareholders.
Article 33. Annual meeting.

1. Annually, and not later than six months after the end of the financial year, the annual meeting shall be held.

2. The agenda for that meeting shall state inter alia the following points for discussion:

     a. the annual report;

     b. adoption of the annual accounts;

     c. appropriation of profits;

     d. filling of any vacancies;

     e. to grant discharge to the members of the management board and the members of the supervisory board.

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     f. other proposals put forward by the Board, or shareholders, beneficiaries of a usufruct and pledgees to whom the voting right has been granted, representing in the aggregate at least one tenth (1/10) of the issued capital, put forward for discussion and announced with due observance of article 43.

Article 34. Other meetings.

1. Other general meetings of shareholders shall be held as often as the Board deems such necessary.

2. Shareholders and beneficiaries of a usufruct or a pledge to whom the voting right has been granted, representing in the aggregate at least one tenth (1/10) of the issued capital, may request the Board to convene a general meeting of shareholders, stating the subjects to be discussed. If the Board has not convened a meeting within four weeks in such a manner that the meeting can be held within six weeks after the request has been made, the persons who have made the request shall be authorized to convene a meeting themselves.

Article 35. Convocation. Agenda.

1.   General meetings of shareholders shall be convened by the Board.

2. The convocation shall be given no later than on the fifteenth day prior to the date of the meeting.

3. The convocation shall specify the subjects to be discussed or shall state that the shareholders and beneficiaries of a usufruct or a pledge to whom the voting right have been granted, may acquaint themselves with such subjects in the company's office in the place to be stated in the notification. Subjects which were not specified in the notification may be announced at a later date provided with due observance of the requirements set out in this article.

4.   The convocation shall be made in the manner stated in article 43.

5. The management board shall be authorised to fix a record date for attendance of and exercise of voting rights at general meetings of shareholders in accordance with Article 119 Book 2 of the Civil Code.

Article 36. Quorum.

1. Resolutions may only be adopted if a quorum of at least thirty-three and one third percent (33 1/3%) of the outstanding shares entitled to vote are represented in person or by proxy. Article 120, paragraph 3, Book 2 of the Civil Code does not apply.

2. As long as the entire issued capital is represented at a general meeting of shareholders, valid resolutions can be adopted on all subjects brought up for discussion, even if the formalities prescribed by law or by the articles of association for the convocation and holding of meetings have not been complied with, provided they are adopted unanimously.

Article 37. Place of the meetings.

The general meetings of shareholders shall be held in Amsterdam, Schiphol-Airport (municipality Haarlemmermeer), Rotterdam or The Hague. Elsewhere general meetings of shareholders can be held provided the total issued sharecapital is represented at that meeting.

Article 38. Chairmanship.

1. The general meetings of shareholders shall be presided over by the chairman of the Board or, in his absence, by the deputy chairman of that Board; in the event that the latter is also absent, the Board members present shall elect a chairman from their midst. The Board may designate another person to act as chairman of a general meeting of shareholders.

2. If the chairman has not been appointed in accordance with paragraph 1, the meeting shall itself choose a chairman.

Article 39. Minutes.

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1.   Minutes shall be kept of the proceedings at any general meeting of shareholders by a secretary to be designated by the chairman. The minutes shall be confirmed by the chairman and the secretary and shall be signed by them as proof thereof.

2. The Board, the chairman or the person who has convened the meeting may determine that notarial minutes shall be drawn up of the proceedings of the meeting. The notarial minutes shall be co-signed by the chairman.

Article 40. Meeting rights. Admittance.

1. Each shareholder entitled to vote and each beneficiary of a usufruct and each pledgee to whom the voting right has been granted, shall be authorized to attend the general meeting of shareholders, to address the meeting and to exercise the voting right.

2. If the voting right of a share has been granted to the beneficiary of a usufruct or to the pledgee instead of to the shareholder, the shareholder shall be entitled to attend the general meeting of shareholders and to address the meeting.

3.   Each share confers the right to cast one vote.

4.   Each person entitled to vote or his proxy must sign the attendance list.

5. The right to take part in the meeting according to the paragraphs 1 and 2 may be exercised by a proxy authorized in writing. The provision of article 25 paragraph 6 second sentence shall apply.

6. The members of the Board shall have an advisory voice in the general meeting of shareholders.

7. The general meeting shall decide on the admittance of persons other than those mentioned above in this article.

Article 41. Votes.

1. To the extent that the law does not require a qualified majority, all resolutions shall be adopted by a absolute majority of all the votes cast (the "Absolute Majority").

2. If in an election of persons an Absolute Majority is not obtained, a second vote shall be taken. If again an Absolute Majority is not obtained, further votes shall be taken until either one person obtains the Absolute Majority or the election is between two persons who have received an equal number of votes. In the event of a further election (not including the second free vote), the election shall be between the persons who participated in the preceding election, with the exception of the person who received the smallest number of votes in that preceding election. If in that preceding election more than one person received the smallest number of votes, it shall be decided by lot who of these persons can no longer participate in the new election. If the votes are equal in the election between the two, it shall be decided by lot who is to be chosen.

3. If there is a tie of votes in a vote other than a vote for the election of persons, the proposal shall be rejected.

4. Votes need not be held in writing. The chairman is however entitled to decide a vote by a secret ballot. If it concerns an election of persons, also a person present at the meeting and entitled to vote can demand a vote by a secret ballot. Voting by secret ballot shall take place by means of secret, unsigned ballot papers.

5.   Abstentions and invalid votes shall not be counted as votes.

6. Voting by acclamation shall be possible if none of the persons present and entitled to vote objects against it.

7. The chairman's decision at the meeting that a resolution has been adopted by the general meeting shall be final and conclusive. The same shall apply to the contents of an adopted resolution regarding the voting of an unwritten proposal.

     If, however, the correctness of that decision is challenged immediately after its pronouncement, a new vote shall be taken if either the majority of the persons present and

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     entitled to vote, or, if the original voting was taken by roll call or in writing, any person present and entitled to vote, so desires. The original vote shall have no legal consequences as a result of the new vote as the original voting shall be cancelled by this new voting.

Article 42. Resolutions without a meeting.

1. Resolutions of shareholders may, subject to the provision of the next paragraph, also be adopted in writing without recourse to a general meeting of shareholders, provided they are adopted by a unanimous vote representing the entire issued capital. The provision of article 25 paragraph 8 second sentence shall apply correspondingly.

2. The foregoing manner of adopting resolutions shall not be permitted if there are beneficiaries of a usufruct or pledgees to whom the voting right has been granted.

Chapter X.
Convocation and notification.
Article 43.

All convocations of general meetings of shareholders and all notifications to shareholders and beneficiaries of a usufruct and pledgees to whom the voting right has been granted, shall be made by letter mailed to their addresses as shown in the register of shareholders.

Chapter XI.
Amendment of the articles of association and dissolution. Liquidation.
Article 44. Amendment of the articles of association and dissolution.

1. When a proposal to amend the articles of association or to dissolve the company is to be made to the general meeting, this must be stated in the convocation to the general meeting of shareholders. As regards an amendment of the articles of association, a copy of the proposal in which the proposed alteration is quoted in full must at the same time be filed at the company's office until the end of that meeting for the inspection of shareholders and beneficiaries of a usufruct or a pledge to whom the voting right has been granted.

2. Any proposal to amend the articles of association or to dissolve the company shall require prior approval of the Board.

Article 45. Liquidation.

1. In the event of dissolution of the company by virtue of a resolution of the general meeting, the members of the management board shall be charged with the liquidation of the business of the company, and the supervisory board with the supervision thereof.

2. During liquidation, the provisions of the articles of association shall remain in force to the extent possible.

3. From the balance remaining after payment of creditors shall be transferred: first to the holders of the Preferred A-Shares and B-Shares to the extent possible the nominal amount thereof increased with the sharepremium related to those shares; in the event the liquidation balance is not sufficient for any of such payments, the amount available shall be paid proportionally to the nominal value of the shares concerned.

4. The balance remaining after the payments provided for in paragraph 3 shall be paid to the holders of the Common Shares equally and proportionally.

5.   The liquidation shall take place in accordance with the provisions of
     Section 1 of Volume 2 of the Civil Code.

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